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                                                                   EXHIBIT 10.50

                             [Cholestech Letterhead]

March 31, 2003

Donald P. Wood
5608 Bellagio Dr.
San Jose, CA 95118

Dear Don:

I am pleased to offer you a position with Cholestech Corporation (the "Company") as the VICE PRESIDENT OF OPERATIONS, commencing on April 14, 2003. You will receive a monthly salary of $15,416.67, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will be eligible to participate in Cholestech's Management Incentive Bonus Program with a targeted payout of 25% of base salary.

BENEFITS

As a Company Associate, you will be eligible to participate in our Associate benefits package which includes medical/dental insurance, life insurance, long term disability insurance, and a 401(k) retirement plan in addition to sixteen
(16) days of Personal Time Off the first year and ten (10) paid holidays. You will be required to attend new hire orientation from 9:00 - 4:00 pm on the first Monday of your employment with the Company. You should note that the Company may modify salaries and/or benefits from time to time, as it deems necessary. Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment commences.

STOCK

We will recommend to the Board of Directors of the Company that, at the next Board meeting following your date of hire, you be granted a non-qualified stock option entitling you to purchase up to 40,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements.

AGREEMENTS

The Company is excited about you joining our team and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without

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Don Wood
Page two

notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

Enclosed is a Severance Agreement that you will need to sign and return with a signed copy of this offer letter.

For us to comply with the federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

All Associates are required to sign an "Employment, Confidential Information and Invention Assignment Agreement" and the "Arbitration Agreement" as a condition of employment. Please review the enclosed Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement. The Employment, Confidential Information and Invention Assignment Agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Arbitration Agreement provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration. This letter, along with these agreements set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both parties. Please feel free to call me with any questions or comments you might have.

We want to be sure you understand that it is Cholestech Corporation's policy to honor the confidentiality obligations our Associates make with former employers. Please attach a copy of any and all agreements relating to proprietary information and inventions into which you have entered in connection with any previous employment.
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Don Wood
Page three

While we do not foresee that your new duties at Cholestech will cause any conflict to arise, please be advised that Cholestech does not want or expect you to reveal the protected trade secrets of former employers. Should you feel at any time that you are being asked to violate this policy, you should discuss the matter immediately with me.

Sincerely,

/s/  Terry Wassmann

Terry Wassmann
VP, Human Resources

Please indicate your acceptance of this offer by signing below and returning this form, the "Employment, Confidential Information and Invention Assignment Agreement", and the "Arbitration Agreement" to Human Resources as soon as possible. Please print your social security number and name exactly as it appears on your social security card. This offer contains all terms of employment expressed or implied. I acknowledge and accept the conditions set forth above.

/s/  Donald P. Wood                             4/1/03
---------------------------------               --------------------------------
Signature                                       Date

Donald P. Wood
---------------------------------               ________________________________
Printed Name                                    Date of Birth

_________________________________
Social Security Number

Enclosures: Duplicate Original Letter
            Employment, Confidential Information and Invention Assignment
             Agreement
            Arbitration Agreement
            Benefits Summary
            Severance Agreement